Exhibit 10.1

MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (“Agreement”) is made and entered into as of this 1st day of January, 2004, by and among CHART INDUSTRIES, INC., a Delaware corporation (“Chart”), OAKTREE CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“Oaktree”) and AUDAX MANAGEMENT COMPANY, LLC, a Delaware limited liability company (“Audax”).

RECITALS

A. Chart is engaged in the business of manufacturing, distributing and selling standard and custom-engineered products and systems serving a wide variety of low-temperature and cryogenic applications (“Business”).

B. Chart desires to retain Oaktree and Audax, upon the terms and conditions set forth herein, to provide certain management and administrative services relating to the operation of the Business.

C. Oaktree and Audax agree to perform, or cause to be performed, such services for Chart in consideration of the compensation set forth herein.

In consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto hereby agree as follows:

1. Retention of Oaktree and Audax.

1.1 Chart hereby retains Oaktree and Audax to provide: (i) general management and administrative services, (ii) assistance in strategic business planning, (iii) assistance in recruiting management personnel, (iv) assistance in reviewing quarterly forecasts and annual budget, conducting monthly operating reviews and planning for operational restructuring, (v) assistance in locating and evaluating potential acquisitions, (vi) assistance in evaluating and completing any divestitures, (vii) assistance in structuring and placing financing and managing relationships with financial institutions, (viii) assistance in completing any public offering of Chart securities, and (ix) such other similar services as and when reasonably requested by the Chief Executive Officer (“CEO”) of Chart.

1.2 Oaktree and Audax shall use their respective commercially reasonable efforts in the performance of the obligations described herein and will comply with all applicable federal and state laws and regulations. Oaktree and Audax shall report directly to the CEO of Chart in connection with the management services to be provided by Oaktree and Audax under this Agreement.

1.3 Oaktree and Audax shall make mutually agreed professional personnel reasonably available to provide the management services described in Section 1.1 above and as otherwise reasonably requested by the CEO of Chart. Such professional personnel shall travel to Chart locations as reasonably requested by the CEO of Chart, and Chart shall reimburse Oaktree and Audax for all reasonable out-of-pocket expenses incurred by them related to such travel and not otherwise reimbursed under other Chart obligations to them, provided Oaktree and Audax furnish appropriate documentation, as required by the Internal Revenue Service, to Chart and such other documentation and accounting concerning such expenses as Chart may, from time to time, reasonably request.

2. Term.

2.1 The retention of Oaktree and Audax hereunder shall commence effective as of January 1, 2004 and shall remain in effect until the first (1st) anniversary of the date of this Agreement.

2.2 This Agreement shall automatically renew for additional and successive one (1) year periods under the same terms and conditions described herein (the “Renewal Terms”), unless either Oaktree and Audax, on the one hand, or Chart, on the other hand, notify the other in writing of their or its desire to terminate or modify this Agreement, which notice must be received one hundred twenty (120) days prior to the expiration of any Renewal Term hereof.

2.3 The foregoing provisions notwithstanding, this Agreement shall automatically terminate upon the consummation of any Change in Control (as defined below) or if Oaktree, Audax or any of their affiliated entities collectively cease to own voting securities representing over 35% of the total voting power of Chart. A Change in Control shall mean (i) a sale, exchange or other transfer for value of all or substantially all of the assets of Chart, other than any sale, exchange or other transfer to Oaktree or Audax and any of their affiliated entities, or (ii) any sale, exchange or other transfer for value of shares of capital stock of Chart representing more than 50% of the voting power of Chart in elections of its directors, other than any sale, exchange or other transfer to Oaktree or Audax and any of their affiliated entities, or (iii) any merger, consolidation or reorganization of Chart with or into another corporation, limited liability company or other entity, other than a merger, consolidation or reorganization in which the holders of more than 50% of the total voting power represented by the voting securities of Chart outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by their being converted into voting securities of the surviving entity), directly or indirectly, more than 50% of the total voting power represented by the voting securities of Chart, or such surviving entity, outstanding immediately after such transaction.

3. Compensation. Subject to the provisions of this Section 3, as compensation for the services to be provided by Oaktree as described in Section 1.1 hereof, Chart shall pay Oaktree an annual amount equal to One Hundred Ninety Thousand Dollars ($190,000.00) (the “Oaktree Management Fee”). Subject to the provisions of this Section 3, as compensation for the services to be provided by Audax as described in Section 1.1 hereof, Chart shall pay Audax an annual amount equal to One Hundred Ninety Thousand Dollars ($190,000.00) (the “Audax Management Fee,” together with the Oaktree Management Fee, collectively referred to as the “Management Fee”). The Management Fee shall be paid to Oaktree and Audax, respectively, in arrears for each calendar year on December 15th of such year. Nothing in this Agreement shall limit the payment of Directors’ fees to members of the Board of Directors of Chart who are employees of Oaktree, Audax or their affiliates. Members of the Board of Directors of Chart who are employees of Oaktree, Audax or their affiliates shall be eligible to receive Directors’

fees under the same terms and conditions as other Directors who are not employees of Chart, to the extent such Directors’ fees are authorized by the Board of Directors of Chart and have not been waived by the Directors who are employees of Oaktree, Audax or their affiliates. For purposes of clarity, unless otherwise set forth herein, the Management Fee shall be the only compensation to Oaktree and Audax for any management services and Oaktree and Audax shall not charge Chart or its affiliates a separate fee for any services referenced in Section 1.1 hereof, including, without limitation, management services related to acquisitions, divestitures, operational reorganizations, refinancings or public offerings of Chart securities. Notwithstanding the foregoing, nothing in this Agreement will prevent or limit Oaktree and Audax from receiving the amount of dividends or other distributions payable to Oaktree or Audax solely in their capacity as shareholders of Chart, which dividends or other distributions are unrelated to the management services provided to Chart or its affiliates under this Agreement. For any partial year, Chart shall pay Oaktree and Audax, respectively, subject to the other provisions of this Section 3, an amount equal to the Oaktree Management Fee or the Audax Management Fee, as the case may be, multiplied by a fraction, the numerator of which shall be the number of days in the year that this Agreement is in effect and the denominator of which shall be three hundred sixty (360).

Oaktree and Audax acknowledge and agree that (a) Chart’s obligations to make payments under this Agreement are subject to certain restrictions set forth in that certain Term Loan Agreement among Chart Industries, Inc., the Subsidiary Guarantors Party thereto, the Lenders Party thereto and JPMorgan, as Administrative Agent, dated September 15, 2003 and that certain Amended and Restated Revolving Credit Agreement among Chart Industries, Inc., the Subsidiary Guarantors Party thereto, the Lenders Party thereto and JPMorgan, as Administrative Agent, dated September 15, 2003 and any related agreements (collectively, the “Financing Documents”), and (b) the failure of Chart to make any payment under this Agreement by reason of any provision of the Financing Documents shall not constitute a breach of or a default under this Agreement. Chart shall be relieved of any obligation to pay the Management Fee if such payment would breach any provision of the Financing Documents.

4. Confidentiality. Oaktree and Audax acknowledge that during the term of this Agreement, they will be afforded access to Confidential Information (as defined below). During the term of this Agreement and at all times thereafter, Oaktree and Audax agree that they will keep all Confidential Information confidential and that neither Oaktree, Audax nor any of their respective partners, shareholders, directors, officers, employee, managers, equity holders, advisors, agents or affiliates (all of the foregoing collectively referred to as “Representatives”) will communicate, divulge or disclose such Confidential Information to any person or entity except with the specific prior written consent of Chart or except as otherwise required by applicable law, regulation or stock exchange rule. Oaktree and Audax shall each be responsible to, and shall, ensure that their respective Representatives who receive Confidential Information agree to be bound by the terms of this Section 4 and each of Oaktree and Audax shall ensure that their respective Representatives keep such Confidential Information strictly confidential. “Confidential Information” shall mean all oral and written information concerning the business and affairs of Chart or its subsidiaries which is not generally known to the public. Confidential Information may be conveyed in written, graphic, oral or physical form and includes, but is not limited to, knowledge, know-how, ideas, processes, inventions, techniques, formulae, products, pricing, specifications, business operations, manuals, customer requirements, technology, data, plans, supply agreements, market data, financial information, budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials or other records and information relating to: (a) the business, operation and internal structure of Chart and its subsidiaries; (b) the customers, clients and accounts of Chart and its subsidiaries; (c) any work done by Chart or its subsidiaries for its customers or done in an effort to solicit or obtain customers; or (d) any work performed or procedures (such as records, plans, presentations, systems, correspondence or other documentation) relating to any plan or program developed by Chart or its subsidiaries for its present or future customers. “Confidential Information” does not include information which (i) at the time of disclosure is in the public domain, (ii) after disclosure becomes public knowledge other than through the fault of Oaktree or Audax, (iii) was furnished or made known to Oaktree and Audax by third parties not bound by a confidentiality agreement with Chart or one of its subsidiaries or otherwise not prohibited from disclosing such information by a contractual, legal or fiduciary obligation or (iv) was furnished to Oaktree or Audax as required pursuant to the Financing Documents or that certain Investor Rights Agreement of Chart Industries, Inc. dated September 15, 2003, as amended from time to time.

5. Nature of Relationship. The obligations to be performed by Oaktree and Audax hereunder are those of an independent contractor. Nothing contained herein or otherwise shall be construed to create a relationship between the parties other than as set forth in this Section 5. Nothing contained in this Agreement shall be deemed or construed by the parties hereto or by any third party to create a relationship of principal and agent, partnership or joint venture or any association between Oaktree and Audax.

6. Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing delivered as follows:

If to Chart:	Chart Industries, Inc.
5885 Landerbrook Drive
Mayfield Heights, OH 44124
Facsimile: (440) 753-1491
	Attn:	Chief Executive Officer

If to Oaktree/Audax:	Oaktree Capital Management, LLC
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Fax: (213) 830-6394
	Attn:	Stephen A. Kaplan
Michael P. Harmon

Audax Management Company, LLC
101 Huntington Avenue
Boston, MA 02199
Fax: (617) 859-1600
	Attn:	Geoffrey S. Rehnert
Timothy White

or in any case, to such other address for a party as to which notice shall have been given to each other party hereto in accordance with this Section. Notices so addressed shall be deemed to have been duly given (i) on the third business date after the day of registration, if sent by registered or certified U.S. Mail, first-class postage prepaid, or (ii) on the next business day following the documented acceptance thereof for next-day delivery by a national overnight air courier service, or (iii) on the date sent by facsimile transmission, if electronically confirmed. Otherwise, notices shall be deemed to have been given when delivered to such address.

7. Binding Effect/Modification. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors, personal representatives and assigns. This Agreement may not be amended except by an agreement in writing executed by all of the parties hereto.

8. Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which together will constitute a single agreement.

9. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation hereof.

10. Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, should, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date and year first above written.

CHART:	CHART INDUSTRIES, INC.

	By:	/s/ Michael F. Biehl

	Its:	CFO and Treasurer

OAKTREE:	OAKTREE CAPITAL MANAGEMENT, LLC

	By:	/s/ B. James Ford

	Its:	Managing Director

	By:	/s/ Michael P. Harmon

	Its:	Senior Vice President

AUDAX:	AUDAX MANAGEMENT COMPANY, LLC

	By:	/s/ Timothy J. White

Its: